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                                                           Exhibit 8.3

              [Letterhead of Appleby, Spurling, & Kempe]



                                                              JC/sde


                                                         26th August, 1998

Tyco International Ltd.,
Cedar House,
41 Cedar Avenue,
HAMILTON HM 12.

Dear Sirs,

                        Re:  REGISTRATION STATEMENT ON
                             FORM S-4 REGISTRATION No. 333-59091

     We have acted as attorneys in Bermuda for Tyco International Ltd., ("Tyco"), in connection with the proposed merger of United States Surgical Corporation ("US Surgical") with T11 Acquisition Corp., a wholly owned subsidiary of Tyco ("Merger Sub"), pursuant to the Agreement and Plan of Merger dated as of May 25, 1998 among Tyco, Merger Sub and US Surgical (the "Merger Agreement").

     In connection therewith, we have reviewed the discussion on the Bermuda tax consequences of the Merger set forth under the caption "Bermuda Tax Consequences" (the "Discussion") in the draft Proxy Statement/Prospectus (the "Proxy Statement/Prospectus") which is to form part of Amendment No. 1 to the Registration Statement on Form S-4 Registration No. 333-59091 (the "Registration Statement") to be filed by Tyco with the Securities and Exchange Commission.

     In rendering our opinion, we have examined a draft of the Proxy Statement/Prospectus faxed to us on the 26th August, 1998, the Merger Agreement and originals or copies, certified or otherwise identified to our satisfaction, of such corporate records of Tyco maintained at its Registered Office in Bermuda as we have deemed necessary or appropriate in connection with this opinion. Terms not otherwise defined herein have the meanings assigned to them in the Proxy Statement/Prospectus.

     In stating our opinion we have assumed, the authenticity, accuracy and completeness of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as certified,



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conformed, notarised or photostatic copies, the genuineness of all signatures on such documents, that the factual statements in the Proxy
Statement/Prospectus and in the Merger Agreement are accurate and that when filed the Proxy Statement/Prospectus will not differ in any material respect from the draft which we have examined.

     It is our opinion that the Bermuda tax consequences for shareholders of Tyco as a result of the exchange of Tyco Common Shares for US Surgical Shares contemplated by the Merger Agreement are as set forth in the Discussion. Our opinion is limited to such matters as of its date, is to be governed by and construed in accordance with the laws of Bermuda and we express no opinion as to the laws of any other territory or jurisdiction.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Agreement and to the reference to our firm under the captions "Legal Matters" and "Bermuda Tax Consequences" in the Proxy
Statement/Prospectus.



                                                  Yours faithfully,



                                                  /s/ APPLEBY, SPURLING & KEMPE


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